Exhibit 99.1

CM Life Sciences, Inc., Sponsored by Affiliates of Casdin Capital and Corvex Management, Announces
Pricing of Upsized $385 Million Initial Public Offering

New York, NY – September 1, 2020 – CM Life Sciences, Inc. (the “Company”) announced today that it priced its initial public offering of 38,500,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “CMLFU” beginning September 2, 2020. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “CMLF” and “CMLFW,” respectively. The Company expects the offering to be consummated on September 4, 2020.

The Company, sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP, is led by Chief Executive Officer Eli Casdin and Chairman Keith Meister. The Company is a blank check company formed for the purpose of effecting a business combination. The Company intends to focus its search for business combination targets in three separate areas of the life sciences industry that are often fragmented – life sciences tools, synthetic biology and diagnostics.

Jefferies LLC is serving as the sole book runner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 5,775,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities became effective on September 1, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

CM Life Sciences, Inc.

Alex Fisk

(212) 554-4963